Exhibit 10.6

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”), entered into as of November 14, 2012 (the “Grant Date”), sets forth the terms and conditions of an award (this “Award”) of restricted stock units (“Units”) granted by GelTech Solutions, Inc., a Delaware corporation (the “Company”), to Jerome B. Eisenberg (the “Recipient”) under the 2007 Equity Incentive Plan (the “Plan”).

1.

The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Agreement.  Capitalized terms used in this Agreement that are not defined in this Agreement have the meanings as used or defined in the Plan.  The Recipient hereby acknowledges receipt of the Plan.

2.

Award. On the Grant Date, the Recipient was granted 800,000 Units.  Any certificates issued upon vesting of the Units shall contain an appropriate restrictive legend.  The Units were issued in connection with that certain Employment Agreement dated as of October 1, 2012 between the Recipient and the Company (the “Employment Agreement”).

3.

Vesting/Forfeiture.

(a)

The Units shall vest as provided for on Schedule A, subject to the Recipient continuing to perform services for the Company as an employee on each applicable vesting date.  Vested Units shall be paid out in the form of shares of the Company’s common stock (“Common Stock”) as soon as practicable but no later than 30 days following each vesting date.  The Company will issue to the Recipient, in settlement of the Units and subject to the provisions of Section 9 below, the number of whole shares of Common Stock that equals the number of whole Units that become vested (less any shares of Common Stock withheld to satisfy applicable tax withholding requirements), and the vested Units will cease to be outstanding upon your receipt of such shares of Common Stock. No fractional shares will be issued in settlement of Units.  The Units shall fully vest upon a Change of Control or the Recipient’s employment is terminated without Cause, with Good Reason, or by reason of the Recipient’s death or disability.  The preceding sentence shall be subject to the Employment Agreement and the defined terms, if not defined herein, shall have the meanings as defined in the Employment Agreement.

(b)

Notwithstanding any other provision of this Agreement, all Units and shares of Common Stock subject to this Agreement, whether vested or unvested, may be immediately forfeited in the event the following events occur:

(1)

The Recipient is dismissed as an employee based upon fraud, theft, or dishonesty related to the business of the Company, which is reflected in a written or electronic notice given to the employee;

(2)

The Recipient purchases or sells securities of the Company in violation of the Company’s insider trading guidelines then in effect;

(3)

The Recipient breaches any duty of confidentiality as set forth in Section 9 of the Employment Agreement;

(4)

The Recipient competes with the Company during a period of one year following termination of employment by soliciting customers located within or otherwise where the Company is doing business within any state, or where the Company expects to do business within three months following termination and, in this later event, the Recipient has actual knowledge of such plans;

(5)

The Recipient recruits Company personnel for another entity or business within 12 months following termination of employment;

(6)

The Recipient fails to assign any invention, technology, or related intellectual property rights to the Company, which was conceived or made by the Recipient during his employment with the Company, if such assignment is a condition of any agreement between the Company and the Recipient; or

(7)

The Recipient refuses to carry out a resolution adopted by the Company’s Board at a meeting in which the Recipient was offered a reasonable opportunity to argue that the resolution should not be adopted.

Notwithstanding the preceding, the Company shall notify the Recipient of its determination to enforce this Section 3(b) and the Recipient shall have the right to cure the Section 3(b) event, if such event can be cured, within 30 days of such notice.  This Section 3(b) and Section 4 shall no longer remain in effect after the occurrence of a Change of Control.

4.

Profits on the Sale of Certain Shares; Cancellation.  If any of the events specified in Section 3(b) of this Agreement occur within one year following the date the Recipient last performed services as an employee of the Company (the “Termination Date”) (or such longer period required by any written employment agreement), all profits earned from the Recipient’s sale of the Company’s Common Stock during the two-year period commencing one year prior to the Termination Date shall be forfeited and forthwith paid by the Recipient to the Company.  Further, in such event, the Company may at its option cancel the Unit and/or the Common Stock granted under this Agreement.  The Company’s rights under this Section do not lapse one year from the Termination Date but are a contract right subject to any appropriate statutory limitation period.

5.

Rights.  The Recipient will receive no benefit or adjustment to the Units with respect to any cash or stock dividend, or other distributions except as provided for in the Plan.  Further, the Recipient will have no voting rights with respect to the Units until the shares of Common Stock are issued.

6.

Restriction on Transfer.  The Recipient shall not sell, transfer, pledge, hypothecate or otherwise dispose of any Units prior to the applicable vesting date.

7.

Reservation of Right to Terminate Relationship.  Nothing contained in this Agreement shall restrict the right of the Company to terminate the relationship of the Recipient at any time, with or without cause.

8.

Securities.  If a Registration Statement on Form S-8 (or any other successor form) is not effective as to the shares of Common Stock issuable upon vesting of the Units, the remainder of this Section 8 is applicable as to federal law.  In order to enable the Company to comply with the Securities Act of 1933 (the “Securities Act”) and relevant state law, the Company may require the Recipient, the Recipient’s estate, or any permitted transferee as a condition of issuing the Common Stock, to give written assurance satisfactory to the Company that the shares subject to the Units are being acquired for such person’s own account, for investment only, with no view to the distribution of same, and that any subsequent resale of any such shares either shall be made pursuant to a registration statement under the Securities Act and applicable state law which has become effective and is current with regard to the shares being sold, or shall be pursuant to an exemption from registration under the Securities Act and applicable state law.

The Units and the underlying shares of Common Stock are further subject to the requirement that, if at any time the Board shall determine, in its discretion, that the listing, registration, or qualification of the shares of Common Stock underlying the Units upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with the issuance of the Common Stock, the Common Stock will not be issued unless such listing, registration, qualification, consent or approval shall have been effected.

9.

Tax Withholding.  The Recipient acknowledges and agrees that the Company may require the Recipient to pay, or may withhold from sums owed by the Company to the Recipient, any amount necessary to comply with the minimum applicable withholding requirements that the Company deems necessary to comply with any federal, state or local withholding requirements for income and employment tax purposes.

10.

No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences of this Award to the Recipient and will not be liable to the Recipient for any adverse tax consequences arising in connection with this Award.  The Recipient has been advised to consult with his own personal tax, financial and/or legal advisors regarding the tax consequences of this Award.

11.

409A Compliance. The provisions of this Agreement and the issuance of the shares of Common Stock in respect of the Units is intended to comply with the short-term deferral exception as specified in Treas. Reg. § 1.409A-l(b)(4).

12

Notices and Addresses.  All notices, offers, acceptance and any other acts under this  Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar overnight next business day delivery, or by facsimile delivery followed by overnight next day delivery, as follows:

The Recipient:

Jerome Eisenberg

_________________

_________________

Facsimile: (___) ___________

The Company:

GelTech Solutions, Inc.

1460 Park Lane South, Suite 1

Jupiter, FL 33458

Attention: Michael Cordani

Facsimile: (561) 427-6182

with a copy to:

Michael D. Harris, Esq.

Nason, Yeager, Gerson, White & Lioce P.A.

1645 Palm Beach Lakes Blvd., Suite 1200

West Palm Beach, FL 33401

Facsimile:  (561) 471-0894

or to such other address as either of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery.  Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

13.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

14.

Attorney’s Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

15.

Severability.  If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected hereby and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

16.

Entire Agreement.  This Agreement represents the entire agreement and understanding between the parties and supersedes all prior negotiations, understandings, representations (if any), and agreements made by and between the parties.  Each party specifically acknowledges, represents and warrants that they have not been induced to sign this Agreement.

17.

Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Delaware without regard to choice of law considerations.

18.

Headings. The headings in this Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date aforesaid.

WITNESSES:	GELTECH SOLUTIONS, INC.

	By:	/s/ Michael Cordani
Michael Cordani, Chief Executive Officer

RECIPIENT

/s/ Jerome Eisenberg
Jerome Eisenberg

Schedule A

Vesting Terms

(1) 200,000 vest as of the date of the Agreement;

(2) another 200,000 vest upon the Company generating $3,000,000 in revenues in any 12 month period;

(3) another 200,000 vest upon the Company generating $5,000,000 in revenues in any 12 month period;

(4) another 200,000 vest upon the Company generating $6,000,000 in revenues in any 12 month period;

Provided however, that none of the Units under (2)-(4) above may vest until at least one year from the Grant Date.